JCPENNEY REPORTS JULY SALES

Company Affirms Second Quarter Earnings Guidance Within Range

PLANO, Texas, Aug. 5, 2010 -- J. C. Penney Company, Inc. (NYSE:JCP) comparable store sales decreased 0.6 percent for the four-week period ended July 31, 2010.  Coming out of a strong selling month in June, sales continued to be strong during the first week of July with the Fourth of July holiday weekend extending into the July reporting period, though became softer for the balance of the month.

Men’s apparel and women’s accessories were the top performing merchandise divisions during the month, as were sales of “wear now” summer apparel and accessories across most categories.  This strength was offset by the Company selling through its clearance inventory at a faster rate, and often at sharper price points, than in the year-ago period.  This resulted in lower total clearance sales when compared to last year, but enabled the Company to enter the Back-to-School season with fresh, forward-looking inventory.

The Back-to-School selling season is later this year with customers continuing their pattern of shopping closer to need, especially for traditional Back-to-School items such as jeans and backpacks.  Although it is only one week into the Back-to-School shopping season, initial reads on the Company’s new looks and new brands, like Uproar™ and Supergirl™ by Nastia, are positive.

The Company also added 22 new Sephora inside JCPenney beauty boutiques in July bringing the total number of locations to 215, with 16 more planned to open by the end of 2010.  These beauty boutiques are exclusive to JCPenney and continue to attract new customers to its stores.

Total Company sales in July decreased 2.8 percent.  Total sales in 2010 have been, and will continue to be, impacted by the Company’s discontinuation of its Big Book catalogs this year.   The loss in sales from the discontinuation of the Big Book catalogs impacted sales in July by approximately 200 basis points.

Preliminary July Sales Summary
($ in millions)

	Total Company Sales		% Increase/(Decrease)
	for period ended		Total Sales		Comp Stores
	Jul. 31,	Aug. 1,
	2010	2009	2010	2009	2010	2009

4 Weeks	$ 1,161	$ 1,194	(2.8)	(10.6)	(0.6)	(12.3)

13 Weeks	$ 3,938	$ 3,943	(0.1)	(7.9)	0.9	(9.5)

26 Weeks	$ 7,867	$ 7,827	0.5	(6.9)	1.3	(8.5)

Second Quarter Earnings Outlook

The Company’s current guidance for second quarter earnings is to be in the range of $0.05 to $0.08 per share, which includes a previously-disclosed charge of approximately $0.05 per share for bond premiums incurred in connection with the Company’s debt tender offer completed in May. Management expects second quarter earnings to be at the lower end of the $0.05 to $0.08 per share range.

JCPenney will release its Second Quarter financial results before the market opens on Friday, Aug. 13, 2010.   Management will host a live conference call and real-time webcast on Aug. 13, 2010, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the JCPenney Second Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code 286, conference ID number 350563.   The live webcast may be accessed via JCPenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

Sales Conference Call Recording (8:30 a.m. ET) -- (877) 793-7778
For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays;  (972)  431-1261; klhays@jcpenney.com
Teneka Ray;  (972)  431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400

jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,107 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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